Exhibit 10.3
ENTERASYS NETWORKS, INC.
2005 Change-in-Control Severance Benefit
Plan for Key Employees
(Amended and Restated November 11, 2005)
     The 2005 Change-in-Control Severance Benefit Plan set forth herein (the “Plan”), together with other plans and programs of Enterasys Networks, Inc. (“the Company”), is intended to assure that the Company and its direct and indirect subsidiaries (together with the Company, the “Employer”) will have the benefit of continuity of key personnel in the event of any actual or threatened change in control.
     1. Eligibility. The Board of Directors of the Company (the “Board”) or its designee shall from time to time designate participants in the Plan (“Participants”) from among the Employer’s key employees. An employee once designated a Participant shall continue to be a Participant (subject to satisfaction of the requirements set forth in Section 2 below) until the earlier of (a) the date (not later than the 365th day preceding a “Change in Control,” as hereinafter defined) on which the Board determines that he or she is no longer eligible to participate in the Plan (as evidenced by written notice thereof) or (b) the date he or she ceases to be employed by the Employer; provided, that a Participant who ceases to be employed by the Employer under circumstances that would give rise to benefits under the Plan shall continue to be treated as a Participant with respect to such benefits until they have been paid or provided in full.
     2. Agreement of Participants. As a precondition to participation in the Plan, each individual who is designated a Participant must enter into a written agreement (each, a “Plan Agreement”) in accordance with procedures prescribed by and in a form acceptable to the Board. Each Plan Agreement shall contain:
     (a) the Participant’s binding commitment to the effect that once any Person other than the Company, a direct or indirect subsidiary of the Company, or an employee benefit plan of the Company or any such subsidiary begins a tender or exchange offer or a solicitation of proxies from the Company’s security holders or takes other actions to effect a “Change in Control,” as hereinafter defined, the Participant will not voluntarily terminate his or her employment with the Employer until such Person has abandoned or terminated such efforts to effect a Change in Control or until a Change in Control has occurred (for purposes of the Plan, a “Person” means any individual, entity or other person, including a group within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”));
     (b) the Participant’s agreement that if he or she voluntarily terminates his or her employment prior to the Change in Control then he/she will not be entitled to any payments or benefits under this Plan or the Plan Agreement; and
     (c) such other terms, if any, as the Board may specify, which may (if the Board so provides) deviate from the terms generally set forth in the Plan.

As applied to any Participant, the term “Plan” means the terms and provisions of the Plan set forth herein as modified by the terms and provisions of the Participant’s Plan Agreement. A Participant who signed a Plan Agreement prior to this amendment and restatement of the 2005 Enterasys Networks, Inc. Change in Control Severance Benefit Plan for Key Employees shall not be required to sign a new Plan Agreement so long as his/her participation has continued without interruption.
     3. Change in Control. For purposes of the Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the events described in subsections (a), (b), (c) or (d) below:
     (a) Any Person acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that for purposes of this subsection (a) the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Employer, or (D) any Business Combination (but except as provided in subsection (c) of this Section 3 a Business Combination may nevertheless constitute a Change in Control under subsection (c)); and provided further, that an acquisition by a Person of 30% or more but less than 50% of the Outstanding Company Common Stock or of the combined voting power of the Outstanding Company Voting Securities shall not constitute a Change in Control under this subsection (a) if within 15 days of the Board’s being advised that such ownership level has been reached, a majority of the “Incumbent Directors” (as hereinafter defined) then in office adopt a resolution approving the acquisition of that level of securities ownership by such Person; or
     (b) Individuals who, as of December 31, 2004, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to December 31, 2004 and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or
     (c) There is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) The stockholders of the Company approve a complete liquidation or dissolution of the Company;
provided, that if any payment or benefit payable hereunder upon or following a Change in Control (as defined herein) would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Internal Revenue Code (the “Code”) and the guidance thereunder in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets, described in IRS Notice 2005-1 or any successor guidance.
4. Change in Control and Severance Benefits.
     (a)  Change in Control Benefits. Upon a Change in Control, (1) the Company shall pay to the Participant in cash (i) in the case of each Participant who does not receive sales commission-based variable compensation, as soon as practicable after the Change in Control an amount equal to one half (1/2) of the Participant’s target incentive bonus, if any, immediately before the Change in Control, multiplied times a fraction, the numerator of which is the number of days elapsed between the beginning of such year and the date of the Change in Control and the denominator of which is 365, and then reduced by the amount of any bonus paid or payable (provided that such amount shall be paid) pursuant to the Enterasys Performance Incentive Plan (or any similar or successor plan) in connection with or as a result of the Change in Control, and (ii) in the case of each Participant who receives sales commission-based variable compensation, on the earlier of (x) the date that annual bonus payouts are made pursuant to the Enterasys Performance Incentive Plan and (y) the date of a Qualifying Termination (as defined below) of Participant’s employment, an amount equal to the Participant’s annual variable sales compensation target multiplied times a fraction, the numerator of which is the number of days elapsed between the beginning of such year and the date of the Change in Control, and the denominator of which is 365, which amount shall be reduced by the amount of such variable sales compensation actually earned by such Participant for the portion of the year prior to the Change in Control; (2) each Company stock option or other stock-based award (other than an award under the Company’s Employee Stock Purchase Program) (a “Stock-Based Award”) held by the Participant immediately prior to the Change in Control (a “Change in Control Affected Award”), shall be vested (and, in the case of a Change in Control Affected Award requiring exercise, shall be exercisable) for the “applicable number of shares” (as hereinafter defined) not later than immediately prior to the Change in Control, and (3) if the Change in Control Affected Award is assumed (or a substitute award is granted) by the acquiror or survivor or an affiliate of the acquiror or survivor, such assumed or substituted award shall
     (A) continue to be vested (and where relevant exercisable from and after the Change in Control to the extent provided for under clause (ii) above; and
     (B) as to any portion of such award that was not vested (and where relevant exercisable) and that did not become vested (and, where relevant, exercisable) pursuant to clause (ii) above, continue to vest (and, where relevant, become exercisable) from and after the Change in Control on the same basis as if the vesting/exercisability schedule that would have applied without regard to this Section 4(a)(iii)(B) had been accelerated by twelve (12) months.
     For purposes of this Section 4(a) the term “applicable number of shares” means that number of shares for which the Stock-Based Award would have been vested (and, where relevant, exercisable) by the end of the twelve (12)-month period following the Change in Control had the Participant holding the Award immediately prior to the Change in Control continued in service for such twelve (12)-month period. Solely for purposes of illustration, and not by way of limitation, Appendix I to the Plan provides an example of how the accelerated vesting and exercisability provisions of this Section 4 would operate under a Change in Control Affected Award. For the avoidance of doubt, in no event shall an assumed or substituted award become vested for more than the total number of shares of Stock subject thereto.
For any Change in Control Affected Award, except as provided in subsection 4(c) below, the Participant shall not be entitled to any additional acceleration of vesting provided for under the equity incentive plan pursuant to which such Change in Control Affected Award was granted.
     (b) Severance Benefits. If, during the period of twelve (12) months following a Change in Control, either the employment of a Participant is terminated by the Employer for any reason other than for “Cause” (as defined in Section 5 below), or the Participant terminates his or her employment with the Employer for “Good Reason” (as defined in Section 6 below) (in either case, a “Qualifying Termination”), then each Participant shall also receive the following payments and benefits:
     (1) The Company shall pay to the Participant in cash, on the date of termination, the sum of (i) all salary and commissions earned by the Participant as of the date of termination but not yet paid, (ii) the Participant’s accrued vacation earned through the date of termination, (iii) in the case of Participants who do not receive sales commission-based variable compensation, the sum of

(x) subject to Section 4(d) below, an amount equal to the Participant’s bonus for the year ended immediately prior to the year of termination, to the extent such bonus has not already been paid, and (y) an amount equal to the higher of (I) the Participant’s target incentive bonus, if any, immediately before the Change in Control, and (II) the Participant’s target bonus, if any, at the date termination occurs, multiplied times a fraction, the numerator of which is the number of days elapsed between the beginning of such year and the date of termination, reduced by the aggregate bonus amounts actually paid in connection with or as a result of the Change in Control pursuant to section 4(a) of this agreement or any incentive bonus plan, and the denominator of which is 365, and (iv) in the case of Participants who receive sales commission-based variable compensation, an amount equal to the Participant’s annual variable sales compensation target multiplied times a fraction, the numerator of which is the number of days elapsed between the beginning of such year and the date of termination, and the denominator of which is 365. In addition, the Company shall pay to the Participant in cash within five (5) business days of the date of termination, (i) reimbursement for any unpaid, valid business expenses that were approved in accordance with Company policy and (ii) reimbursement, without interest, of any payroll deductions not yet applied to the purchase of stock under the Company’s employee stock purchase plan pursuant to the terms of such plan. Any unpaid valid business expenses submitted for reimbursement on or within sixty (60) days following the date of termination shall be paid to the Participant in cash within five (5) business days following such submission.
     (2) The Company shall also pay to the Participant in cash, within ten (10) business days of the date of termination, an amount equal to three quarters (3/4) of the Participant’s Base Salary if the Participant was a Vice President-level (or above) manager of the Company or one half (1/2) the Participant’s Base Salary if the Participant was below the Vice President-level manager of the Company. “Base Salary” for the purposes of this subsection means the Participant’s annual rate of base salary as determined immediately prior to the date of termination (or, if higher, his or her annual rate of base salary as determined immediately prior to the Change in Control).
     (3) The Participant, together with his or her dependents, will continue for the duration of the “coverage continuation period” (as hereinafter defined) to be eligible to participate at the Employer’s expense (subject to any applicable waiting periods or similar requirements to the extent such requirements had not been satisfied prior to the date of termination, and subject to the payment by the Participant or his or her dependents of premiums, co-pays or similar amounts at rates not greater than those applicable immediately prior to the Change in Control to active employees and their dependents) in all medical, dental and life insurance plans or programs maintained or sponsored by the Employer immediately prior to the Change in Control; provided, that if such continued participation is impracticable, the Company may provide the Participant with the premium cost of such coverage paid promptly in cash. For purposes of this subsection, the “coverage continuation period” means the nine (9) month period following the termination of employment if the Participant was a Vice President-level (or above) manager of the Company or the six (6) month period following the termination of employment if the Participant was below the Vice President-level manager of the Company; provided, that if the plan or program in question, or applicable law, provides for a longer period of coverage following termination of employment, then the Participant shall receive this additional period of coverage pursuant to the terms and conditions as set forth in the plan or program or as prescribed by applicable law. Notwithstanding the foregoing provisions of this subsection, if the Participant becomes reemployed by another employer and is eligible (together with his or her dependents) for medical, dental or life insurance coverage that is substantially equivalent (as to extent of coverage and as to employee cost) to the coverage of the same type that he or she (and his or her dependents) were entitled to receive under this subsection, the Employer’s obligation to the Participant and his or her dependents under this subsection shall cease with respect to that type of coverage.
     (4) Each Stock-Based Award held by the Participant immediately prior to a Qualifying Termination (an “Affected Award”) shall become fully vested and exercisable immediately prior to the Qualifying Termination. In the event a Participant holds an Affected Award requiring exercise, the Company shall give the Participant adequate notice and opportunity to exercise the Affected Award.
     (c) Notwithstanding the provisions of this Section 4 to the contrary, if a Stock-Based Award held by a Participant is not assumed or replaced, or agreed to be assumed or replaced, upon a Change in Control, each Stock-Based Award held by such Participant, whether or not he or she has experienced a Qualifying Termination, shall become fully vested and exercisable, effective immediately prior to the Change in Control.
     (d) The prior-year bonus, if any, payable pursuant to Section 4(b)(1)(iii)(x) above (the “prior year bonus”) (A) shall be paid in accordance with the bonus determinations made with respect to such prior year, if such determinations had been made by the Incumbent Directors (but not yet paid)prior to the date of termination, and otherwise (B) shall be determined and paid assuming that the Participant has satisfied all individual performance requirements necessary for full payment of the bonus (consistent with levels funded or deemed funded under the plan) and in accordance with the preliminary funding and allocation determinations for any period to the extent previously determined by the Incumbent Board, and, to the extent not so determined, assuming a level of Company performance consistent with the Company’s annual operating plan with respect to any corporate measures of performance. In the circumstances described in clause (B) of the preceding sentence, if it is later determined that corporate performance was greater than the levels set forth in the Company’s annual operating plan, the Participant’s prior-year bonus shall be correspondingly adjusted.
     5. Cause. “Cause” means, for purposes of this Plan, only: (a) the Participant’s conviction of, or a plea of nolo contendere with respect to, a felony; (b) the Participant’s willful failure (other than by reason of disability) to perform, or gross negligence in the performance of, his or her duties to the Employer which remains uncured fifteen (15) business days after receipt of written notice from the Employer specifying in reasonable detail the nature of such willful failure or gross negligence and the manner in which it may be cured; or (c) the Participant’s commission of any willful act (or acts) of fraud, embezzlement or other dishonesty that is materially harmful to the Employer.
     6. Voluntary Termination for Good Reason. For purposes of this Plan, a Participant shall be deemed to have voluntarily terminated his or her employment for Good Reason if he or she leaves the employ of the Employer for any of the following reasons:
     (a) Any action by the Company which results in a material adverse change in Participant’s position, title, reporting relationship, authority, duties or responsibilities as in effect immediately prior to the Change in Control, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof by the Parent; provided, however, that a sale or transfer of all or substantially all of the business of the Company or any of its subsidiaries or other reduction of all or substantially all of its business or that of its subsidiaries, or the fact that the Company has become a subsidiary of another company or that the securities of the Company are no longer publicly traded, shall not constitute, in and of itself, “Good Reason” hereunder; or
     (b) Any reduction in (i) the Participant’s rate of annual base salary for any fiscal year to less than the greater of 100% of the rate of annual base salary payable to him or her in the completed fiscal year immediately preceding the Change in Control or 100% of the rate at which annual base salary was payable to the Participant immediately prior to such reduction, (ii) any adverse change in the Participant’s annual bonus opportunity (other than immaterial changes), including the reasonableness of the ability of the Participant to achieve the targets in relation to the Company’s then effective operating plan, or (iii) if the Participant is eligible to earn sales commission-based variable compensation, any adverse change (other than immaterial changes) in the method of determining or otherwise in the opportunity to earn such compensation from the method and opportunity in effect immediately prior to the Change in Control a reduction of annual base salary or annual bonus opportunity or the method or opportunity for earning sales commission-based variable compensation which is not taken in bad faith and which is remedied by the Employer within fifteen (15) business days after receipt of notice thereof given by the Participant; or
     (c) Any failure of the Company to continue or cause to be continued in effect any retirement, life, medical, dental, disability, accidental death or travel insurance plan in which the Participant was participating immediately prior to the Change in Control unless the Company provides the Participant with a plan or plans that provide at least substantially equivalent benefits (as to extent of coverage and as to employee cost), or the taking of any action by the Employer that would adversely effect the Participant’s participation in or materially reduce the Participant’s benefits under any such plan or deprive the Participant of any material fringe benefit or perquisite enjoyed by the Participant immediately prior to the Change in Control, other than an isolated, insubstantial and inadvertent failure not in bad faith and which is remedied by the Employer promptly, but in any event within fifteen (15) business days after receipt of notice thereof given by the Participant; or
     (d) The Company requires the Participant to be based at any office or location that is more than 35 miles distant from the Participant’s base office or work location immediately prior to the Change in Control; or
     (e) The Company fails to comply with and satisfy Section 8 of the Plan.
     7. Certain Tax-Related Payments. All tax determinations under this Section 7 shall be made at the Company’s expense by a nationally recognized accounting firm selected by the Company to whom the Participant has no reasonable objection (the “Outside Firm”). Any good faith determinations of the Outside Firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.
     If the Payment (as defined in Section 7(a)) would be subject to the 4999 of the Internal Revenue Code (the “Section 4999 tax”), then the Participant shall receive either (i) the full Payment or (ii) such lesser amount of the Payment which would result in no portion of such Payment being subject to the Section 4999 tax, whichever yields the greatest net amount to the Participant on an after-tax basis (applying the then highest aggregate marginal tax rates). If a reduction of the Payment is required pursuant to subpart (ii), then the Participant will be permitted to request which component items of the Payment will be reduced provided, however, that the Participant must provide to the Company in writing his/her request within the reasonable time period established by the Company and the Company must in its discretion consent to such request (or else the Company shall make its own determinations with respect to which Payment items are to be reduced). The Company may elect to contest at its expense any initial IRS determination with respect to a Participant. The Participant shall cooperate reasonably with the Company in any effort by the Company to contest an IRS determination under this paragraph, including by the making of such filings and appeals as the Company may reasonably require, but nothing herein shall be construed as requiring the Participant to bear any cost or expense of such a contest or in connection therewith to compromise any tax item (including without limitation any deduction or credit) other than the Section 4999 tax and related interest and penalties, if any, that are the subject of the contested IRS determination. In the event of any underpayment or overpayment under this Plan, as determined by the Outside Firm, the amount of such underpayment or overpayment shall be promptly paid to the Participant or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.
     8. Binding Effect on Successor Entity. If the Company is merged or consolidated into or with any other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another entity, the provisions of the Plan will be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or the acquirer of such assets (the “Successor Entity”). The Company will require any such Successor Entity to assume expressly and agree to perform the provisions of the Plan (including any Plan Agreements) in the same manner and to the same extent that the Company would have been required to perform if no such transaction had taken place.

     9. Payment Obligations Absolute. Upon a Change in Control and/or Qualifying Termination described in Section 4, the Company’s obligations to pay the benefits described in Sections 4 and 7 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Employer may have against any Participant; provided, however, that the Company may delay the payment of any amounts due hereunder for six months following termination of a Participant’s employment with the Company if necessary to comply with the “specified employee” rules pursuant to Section 409A of the Code. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan and, except as otherwise provided in Section 4(b)(3), in no event shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.
     10. Limited Effect. Nothing herein or in any Plan Agreement shall be construed as giving any Participant a right of continued employment or as limiting the Employer’s right to terminate a Participant’s employment, subject, in the case of any Qualifying Termination described in Section 4, to the payment of the benefits described in Sections 4 and 7.
     11. Amendment and Termination. The Board may amend the Plan at any time and from time to time, and may terminate the Plan at any time; provided, that no action hereafter purporting to amend or terminate the Plan that is approved by the Board within the twelve (12) month period immediately preceding a Change in Control or at the time of or at any time following a Change in Control and that, if effective, would adversely affect the rights of any Participant accruing hereunder as a result of that Change in Control, shall affect the rights of such Participant without his or her express written consent.
     12. No Duplication of Benefits. The benefits and rights to benefits under this Plan are in lieu of any and all benefits that may become due a Participant under any change in control plan or program of the Company (any such plan or program, a “Company CIC program”), and each Participant, for himself or herself and his or her heirs, beneficiaries and assigns, by signing a Plan Agreement waives and relinquishes any right that he or she may have to any such benefits under any Company CIC program.
     13. Withholding. All payments and benefits hereunder shall be subject to reduction for applicable tax withholdings.
     14. Indemnification. The Employer agrees to pay all costs and expenses (including without limitation reasonable fees and expenses of counsel) incurred by any Participant in connection with efforts to enforce his or her rights under this Plan and will indemnify and hold harmless any Participant from and against any damages, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) incurred by the Participant in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of this Plan. Employer shall pay all such costs and expenses promptly after receipt by the Employer of an invoice submitted by the Participant.

     15. Source of Payment. Nothing herein shall be construed as establishing a trust or as requiring the Company to set aside funds to meet its obligations hereunder. Notwithstanding the foregoing, if the Board in its discretion so determines the Company may establish a so-called “rabbi trust” or similar arrangement to assist it in meeting any such obligations that it may have.
     16. Governing Law. The Plan and agreements made with Participants hereunder shall be governed by the laws of The Commonwealth of Massachusetts without regard to its conflicts of laws principles.

Appendix I
Example of the Application of Section 4
The following example illustrates the application of the accelerated vesting and exercisability provisions of Section 4 of the Plan as they would apply except as otherwise determined by the Administrator with respect to an Award, based on the assumed facts set forth below.
Assume that a Participant is granted a Stock Option for 480 shares of stock that is scheduled to vest and become exercisable as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares on a monthly basis over the three-year period following the first anniversary of the date of grant, subject to the requirement that the Participant continue to be employed. Assume further that six months after the date of grant, a Change in Control of the Company occurs, and the Participant’s Stock Option is assumed by the acquiror on the basis of a one share for one share conversion ratio. Under Section 4 of the Plan, the Stock Option would become vested and exercisable immediately prior to the Change in Control for 180 shares (the “applicable number of shares”) – i.e., the number of shares for which the Stock Option would have become vested and exercisable assuming twelve (12) months of additional service: 120 shares after an assumed six months of additional service, that is, on the first anniversary of the date of grant, and 10 shares per month for an additional assumed six months of service following the first anniversary of the date of grant. After the Change in Control, assuming the Participant continued to be employed, the Stock Option would become vested and exercisable each month for an additional ten (10) shares, with full vesting and exercisability occurring thirty (30) months following the Change in Control.